Exhibit 10.3
MARIMED INC.
THIRD AMENDED AND RESTATED
2018 STOCK AWARD AND INCENTIVE PLAN
(Amended and Restated as of June 22, 2026)
ARTICLE I
PURPOSE
1.1 Purpose. The purpose of the MariMed Inc. 2018 Amended and Restated Stock Award and Incentive Plan (as may be amended from time to time, the “Plan”) is to strengthen the ability of MariMed Inc. (the “Company”) to attract, motivate, and retain employees, directors and other service providers of superior ability, to more closely align the interests of such persons with those of the Company’s shareholders and to promote the success of the Company’s business.
ARTICLE II
GENERAL DEFINITIONS
In addition to terms defined in other Articles of the Plan, the following are defined terms for purposes of the Plan:
2.1 “Agreement” The written instrument (which may be in electronic form) evidencing the grant to a Participant of an Award. Each Participant may be issued one or more Agreements from time to time, evidencing one or more Awards.
2.2 “Award” Any award granted under this Plan.
2.3 “Board” The Board of Directors of the Company.
2.4 “Change in Control” A change in control shall be deemed to have occurred if, after the date of grant of a given Award, (i) any “Person” (as such term is used in §13(d) and §14(d) of the Exchange Act), except for any employee benefit plan of the Company or any Subsidiary, or any entity holding voting securities of the Company for or pursuant to the terms of any such plan (a “Benefit Plan” or the “Benefit Plans”), acquires beneficial ownership of Company voting securities and thereupon is the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; (ii) there occurs a contested proxy solicitation of the Company’s shareholders that results in the contesting party obtaining the ability to vote securities representing 30% or more of the combined voting power of the Company’s then outstanding securities; (iii) there is consummated a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to another entity, except to an entity controlled directly or indirectly by the Company, or a merger, consolidation or other reorganization of the Company in which the voting securities of the Company outstanding immediately prior to such event do not represent (either by remaining outstanding or by being converted into voting securities of a surviving or parent entity) at least 50% or more of the combined voting power of the outstanding voting securities of the Company or such surviving or parent entity (without a concentration of beneficial ownership that would trigger a change in control under clause (i) applying that provision to any surviving or parent entity), or a plan of liquidation or dissolution of the Company other than pursuant to bankruptcy or insolvency laws is adopted and implementation of such plan has commenced; or (iv) during any period of two consecutive years or less(commencing on or after the date of grant of a given Award), individuals who at the beginning of such period constituted the Board, together with all new directors whose election or nomination during such period (other than any new director whose initial assumption of office during such period followed an actual or threatened election contest in which such new director challenged an incumbent or Board-approved nominee) was approved by a vote of at least two-thirds of the directors then still in office who were directors either at the beginning of the period or previously so approved (together, the “Continuing Directors”), cease for any reason to constitute at least a majority of the Board.
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Plan (x) in the event of a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to, or a merger, consolidation or other reorganization involving the Company and, an entity controlled by one or more officers of the Company (separately from their role as Company officers) or in which such officers have, directly or indirectly, at least a 5% equity or ownership interest unrelated to any interest in the Company, or (y) in a transaction otherwise commonly referred to as a “management leveraged buyout.”
Notwithstanding the foregoing, the Board may, by resolution adopted by a majority of the Board and by at least two-thirds of the Continuing Directors who were in office at the date a Change in Control occurred, declare that a Change in Control [either under Item 6(e) of Schedule 14A or] in clause (i) or (ii) has become ineffective for purposes of this Plan if the following conditions then exist: (x) the declaration is made within 120 days of the Change in Control; and (y) no person, except for the Benefit Plans is the beneficial owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s outstanding securities or has the ability or power to vote securities representing 10% or more of the combined voting power of the Company’s then outstanding securities. If such a declaration shall be properly made, the Change in Control shall be ineffective ab initio.
2.5 “Code” The Internal Revenue Code of 1986, as amended, and applicable regulations and rulings and guidance issued thereunder.
2.6 “Committee” The Compensation Committee of the Board (or a designated successor to such committee), the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and subject to other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan.
2.7 “Common Stock” The common stock of the Company as described in the Company’s Articles of Incorporation, or such other stock as shall be substituted therefor.
2.8 “Company” MariMed Inc., a Delaware corporation, or any successor to the Company.
2.9 “Date of Grant” The date on which the granting of an Award is authorized by the Committee, or such later date as is specified by the Committee or by a provision in this Plan applicable to the Award.
2.10 “Director” A member of the Board who is not an Employee.
2.11 “Disposition” Any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition of an Award, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and whether during the Participant’s lifetime or upon or after his or her death, including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment. A transfer or forfeiture of an Award to the Company is not a Disposition.
2.12 “Employee” Any employee of the Company or a Subsidiary.
2.13 “Exchange Act” The Securities Exchange Act of 1934, as amended, and applicable regulations and rulings issued thereunder.

2.14 “Fair Market Value” Unless otherwise determined in good faith by the Committee or under procedures established by the Committee, [the average of the reported high and low] [the closing] sales price of the Common Stock on the date on which Fair Market Value is to be determined (or if there was no reported sale on such date, the next preceding date on which any reported sale occurred) on the principal exchange or in such other principal market on which the Common Stock is trading.
2.15 “Full-Value Award” An Award relating to shares other than (i) Stock Options that are treated as exercisable for shares under applicable accounting rules and (ii) Awards for which the Participant pays the grant-date Fair Market Value of the shares covered by the Award directly or by electively giving up a right to receive a cash payment from the Company or a Subsidiary of an amount equal to the grant-date Fair Market Value of such shares.
2.16 “Incentive Award” An Award granted under Article IX denominated in cash and earnable based on performance measured over a specified performance period.
2.17 “Incentive Stock Option” A Stock Option intended to satisfy the requirements of Section 422(b) of the Code.
2.18 “Non-qualified Stock Option” A Stock Option other than an Incentive Stock Option.
2.19 “Participant” An Employee or Director selected by the Committee to receive an Award; such person remains a Participant until all obligations of the Company and of such person or his or her beneficiaries relating to the Award have been fulfilled or otherwise ended.
2.20 “Restricted Awards” Restricted Stock and Restricted Stock Units.
2.21 “Restricted Stock” Common Stock that is subject to restrictions and awarded to Participants under Article VIII of this Plan and any Common Stock purchased with or issued in respect of dividends and distributions on the Restricted Stock.
2.22 “Restricted Stock Units” Stock Units that may be subject to a risk of forfeiture or other restrictions and awarded to Participants under Article VIII of this Plan, including Stock Units resulting from deemed reinvestment of dividend equivalents on Restricted Stock Units.
2.23 “Retirement” Unless otherwise specified in [a Participant’s Award documents], employment separation from the Company or any of its Subsidiaries after attaining age 55 and at least 10 years of service with the Company and/or any of its Subsidiaries, provided that an employment separation at a time there exists grounds for the Company to terminate the Employee for cause (as defined by the Committee) will not constitute a Retirement. Unless otherwise determined by the Committee, service with a predecessor company shall be counted towards the calculation of an employee’s years of service with the Company and/or its Subsidiaries for purposes of this Plan. With respect to any Director Award, “Retirement” means termination of service to the Company as a Director.

2.24 “Rule 16b-3” Rule 16b-3 under the Exchange Act or any successor thereto.
2.25 “Securities Act” The Securities Act of 1933, as amended, and applicable regulations and rulings issued thereunder.
2.26 “Service Provider” A person providing services to the Company or a subsidiary in a capacity other than as an Employee or Director (for example, a consultant or advisor), provided that Awards other than those under Article IX may be granted only to a natural person who qualifies as an “employee” within the meaning of General Instruction A.1(a)(1) to Form S-8 (or a successor provision) under the Securities Act.
2.27 “Stock Appreciation Right” An Award granted under Section 7.5.
2.28 “Stock Option” An award of a right to acquire Common Stock pursuant to Article VII.

2.29 “Stock Units” An unfunded obligation of the Company, the terms of which are set forth in Section 8.6.
2.30 “Subsidiary” Any majority-owned business organization of the Company or its direct or indirect subsidiaries, including but not limited to corporations, limited liability companies, partnerships and any “subsidiary corporation” as defined in Section 424(f) of the Code that is a subsidiary of the Company.
2.31 “Substitute Award” An Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a Subsidiary or affiliate or with which the Company or a Subsidiary or affiliate combines.
ARTICLE III
SHARES OF COMMON STOCK SUBJECT TO THE PLAN
3.1 Common Stock Authorized. Subject to the provisions of this Article and Article XI, the total aggregate number of shares of Common Stock that may be delivered pursuant to Awards shall not exceed 70 million shares. Each share delivered in connection with a Full-Value Award, and each share delivered or deemed to be delivered in connection with Stock Options or other non-Full-Value Awards, shall be counted against this limit as one share in accordance with Section 3.2.
3.2 Share Counting Rules. For purposes of the limitations specified in Section 3.1, the Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with this Section 3.2. Shares shall be counted against those reserved to the extent that such shares have been delivered and are no longer subject to a risk of forfeiture, except that shares withheld to pay the exercise price or taxes upon exercise of a Stock Option (including a Stock Appreciation Right) or upon the vesting or settlement of any Award shall be deemed to be delivered for purposes of the limit set forth in Section 3.1. Accordingly, to the extent that an Award under the Plan is canceled, expired, forfeited, or otherwise terminated without delivery of shares to the Participant (and without delivery of cash in the case of an Award that was settleable potentially in shares or cash), the shares retained by or returned to the Company will not be deemed to have been delivered under the Plan. An Award that can be settled only in cash shall not count against the shares reserved under the Plan. The Committee may determine that Awards may be outstanding that relate to more shares than the aggregate remaining available under the Plan so long as Awards will not in fact result in delivery (or deemed delivery) and vesting of shares in excess of the number then available under the Plan. In addition, in the case of any Substitute Award, shares delivered or deliverable in connection with such Substitute Award shall not be counted against the number of shares reserved under the Plan.
3.3 Shares Available. The shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock.

ARTICLE IV
ADMINISTRATION OF THE PLAN
4.1 Committee. The Plan generally shall be administered by the Committee, subject to this Article IV. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 under the Exchange Act, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The foregoing notwithstanding, the Board may perform any function of the Committee under the Plan, including for purposes of approving grants of Awards to Directors. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board, except where the context otherwise requires. The Committee may otherwise act through with members of the Committee abstaining or recusing themselves to ensure compliance with regulatory requirements or to promote effective governance, as determined by the Committee.
4.2 Powers. The Committee has discretionary authority to determine the Employees, Directors and Service Providers to whom, and the time or times at which, Awards shall be granted. The Committee also has authority to determine the amount of shares of Common Stock that shall be subject to each Award and the terms, including, but not limited to, with respect to vesting conditions (including accelerated vesting upon certain stated events), settlement and forfeiture (upon specified terminations of service), each as applicable, and other terms, conditions and limitations of each Award, subject to the express provisions of this Plan. The Committee shall have the discretion to interpret this Plan and to make all other determinations necessary for Plan administration. The Committee has authority to prescribe, amend and rescind any rules and regulations relating to this Plan, subject to the express provisions of this Plan. All Committee interpretations, determinations, and actions shall be in the sole discretion of the Committee and shall be binding on all parties, including beneficiaries. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Agreement in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The Committee may specify that any Award will be settled in cash rather than by delivery of shares. To the fullest extent authorized under applicable provisions of the Delaware General Corporation Law, the Committee may delegate to officers or managers of the Company or any subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation (i) will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company, (ii) will not result in a related-person transaction with an executive officer required to be disclosed under Item 404(a) of Regulation S-K (in accordance with Instruction 5.a.ii thereunder) under the Exchange Act, and (iii) is permitted under other applicable laws and regulations.
4.3 Agreements. Awards shall be evidenced by an Agreement and may include any terms and conditions not inconsistent with this Plan, as the Committee may determine.

4.4 No Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel or other professional retained by the Company to assist in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, any Award or any Agreement, and any such person shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.
ARTICLE V
ELIGIBILITY
5.1 Participation. Participants shall be selected by the Committee from the Employees, Directors and Service Providers. Such designation may be by individual or by class.
5.2 Incentive Stock Option Eligibility. A Director shall not be eligible for the grant of an Incentive Stock Option. In addition, no Employee shall be eligible for the grant of an Incentive Stock Option who owns (within the meaning of Section 422(b) of the Code), or would own immediately before the grant of such Incentive Stock Option, directly or indirectly, stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Subsidiary.

ARTICLE VI
TYPES OF AWARDS
The types of Awards under this Plan are Stock Options as described in Article VII, Restricted Awards (Restricted Stock and Restricted Stock Units) as described in Article VIII, and Incentive Awards as described in Article IX. The Committee may, in its discretion, permit holders of Awards under this Plan to surrender outstanding Awards in order to exercise or realize the rights under other Awards subject to the restriction on repricing set forth in Section 13.2.
ARTICLE VII
STOCK OPTIONS
7.1 Exercise Price. The exercise price of Common Stock under each Stock Option shall be not less than 100 percent of the Fair Market Value of the Common Stock on the Date of Grant, other than Stock Options issued as Substitute Awards.
7.2 Term. Stock Options may be exercised as determined by the Committee, provided that Stock Options may in no event be exercised later than ten years from the Date of Grant. During the Participant’s lifetime, only the Participant may exercise an Incentive Stock Option. The Committee may amend the terms of an Incentive Stock Option at any time to include provisions that have the effect of changing such Incentive Stock Option to a Non-qualified Stock Option, or vice versa (to the extent any such change is permitted by applicable law, and subject to Section 13.1 except that the change in tax treatment of the

Stock Option shall not be deemed to be materially adverse to the Participant for purposes of Section 13.1).
7.3 Method of Exercise. Upon the exercise of a Stock Option, the exercise price shall be payable in full in cash or an equivalent acceptable to the Committee. No fractional shares shall be issued pursuant to the exercise of a Stock Option, and no payment shall be made in lieu of fractional shares. At the discretion of the Committee and provided such payment can be effected without causing the Participant to incur liability under Section 16(b) of the Exchange Act or causing the Company to incur additional expense under applicable accounting rules, the Committee may permit the exercise price to be paid by assigning and delivering to the Company shares of Common Stock previously acquired by the Participant or may require that, or permit the Participant to direct that, the Company withhold shares from the Stock Option shares having a value equal to the exercise price (or portion thereof to be paid through such share withholding). Any shares so assigned and delivered to the Company or withheld by the Company in payment or partial payment of the exercise price shall be valued at the Fair Market Value of the Common Stock on the exercise date. In addition, at the request of the Participant and to the extent permitted by applicable law, the Company in its discretion may approve arrangements with a brokerage firm under which such brokerage firm, on behalf of the Participant, shall pay to the Company the exercise price of the Stock Options being exercised, and the Company, pursuant to an irrevocable notice from the Participant, shall promptly deliver the shares being purchased to such firm.
7.4 Other Stock Option Terms. No dividend equivalent rights may be granted with respect to a Stock Option entitling the Participant to the economic benefit of dividends paid prior to the exercise of the Stock Option on the Common Stock underlying the Stock Option. With respect to Incentive Stock Options, the aggregate Fair Market Value (determined at the Date of Grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all stock option plans of the Company and its Subsidiaries) shall not exceed $100,000, or such other amount as may be prescribed under the Code. If any Stock Option intended to be an Incentive Stock Option fails to so qualify, including under the requirement set forth in this Section 7.4, such Stock Option (or the affected portion of the Stock Option) shall be deemed to be a Non-qualified Stock Option and shall be exercisable in accordance with the Plan and the Stock Option’s terms.
7.5 Stock Appreciation Rights. A Stock Option may be granted with terms requiring the exercise price to be paid by means of the Company withholding shares subject to the Stock Option upon exercise, in which case such Award may be designated as a “Stock Appreciation Right.” The Committee may, at the time of grant, specify that the Fair Market Value of the Stock Option shares deliverable upon exercise of such Award will be paid in cash in lieu of delivery of shares, such that the Award is a cash-settled Stock Appreciation Right.

ARTICLE VIII
RESTRICTED AWARDS
8.1 Types of Award. The Committee, in its discretion, is authorized to grant Restricted Awards either as Service Awards or Performance Awards. As used herein, the term “Service Award” refers to any Restricted Award described in Section 8.2 and the term “Performance Award” refers to any Restricted Award described in Section 8.3. Restricted Stock shall be nontransferable until such time as all of the restrictions underlying the Award have been satisfied, except to the extent permitted under Section 12.5.
8.2 Service Award. The Committee may grant shares of Restricted Stock or Restricted Stock Units to a Participant subject to forfeiture upon an interruption in the Participant’s continuous service with the

Company or a Subsidiary within a period specified by the Committee. The period during which Restricted Stock Units are subject to a risk of forfeiture may be shorter than the period during which settlement of the Restricted Stock Units is deferred. The foregoing notwithstanding, Stock Units granted with no vesting period shall be deemed to be Service Awards.
8.3 Performance Award. The Committee may grant Restricted Stock or Restricted Stock Units to a Participant subject to or upon the attainment of a performance objective based on such measure or measures of performance as the Committee may specify. In establishing the level of performance objective to be attained, the Committee may disregard or offset the effect of such items of income or expense and other factors as determined by the Committee. Notwithstanding attainment of the applicable performance objective or any provisions of this Plan to the contrary, the Committee shall have the power (which it may retain or may relinquish in the Agreement or other document), in its sole discretion, to impose service requirements required to be fulfilled by the Participant during the performance period or subsequent to the attainment of the performance objective.

8.4 Delivery. If a Participant, with respect to a Service Award, continuously remains in the employ of the Company or a Subsidiary for the period specified by the Committee, or, with respect to a Performance Award, if and to the extent that the Participant fulfills the requirements of the performance objective and any service requirements as may be imposed by the Committee, the related risk of forfeiture of shares awarded to such Participant as Restricted Stock shall lapse and any retained share certificates or other evidence of ownership shall be delivered to such Participant without any restrictions promptly after the applicable event, and the related risk of forfeiture applicable to Restricted Stock Units shall end and such Restricted Stock Units shall then and thereafter be settled in accordance with the terms of such Restricted Stock Units (including any elective deferral of settlement permitted by the Committee). The foregoing notwithstanding, the Committee may determine that any restrictions (and/or deferral period, to the extent permitted under Section 12.10) applicable to a Restricted Award shall be deemed to end or have ended on an accelerated basis at the time of the Participant’s death while employed or serving as a Director or upon the Participant’s termination of employment or service due to disability or Retirement or following a Change in Control.
8.5 Shareholder Rights. Except as otherwise provided in this Plan, each Participant shall have, with respect to all shares of Restricted Stock, all the rights of a shareholder of the Company, including the right to vote the Restricted Stock; provided, however, that, unless the Committee has provided for a different equitable treatment of dividends and distributions payable with respect to the Restricted Stock, all such dividends and distributions shall be retained by the Company and reinvested in additional shares of Common Stock to be issued in the name of the Participant. Any shares of Common Stock acquired as a result of reinvestment of such dividends or distributions shall also be Restricted Stock subject to the terms and conditions of this Plan (and if any other treatment of dividends and distributions is approved by the Committee, the amounts to be paid or credited to the Participant shall be subject to the same vesting terms and risk of forfeiture, including any performance conditions, as applied to the original Award; this requirement may not be altered by the Committee). A Participant shall have no rights of a shareholder relating to Restricted Stock Units or Stock Units until such time as shares are issued or delivered in settlement of such Restricted Stock Units or Stock Units.
8.6 Stock Units; Deferral of Receipt of Restricted Stock. A Stock Unit, whether or not restricted, shall represent the conditional right of the Participant to receive delivery of one share of Common Stock at a specified future date, subject to the terms of the Plan and the applicable Agreement. Until settled, a Stock Unit shall represent an unfunded and unsecured obligation of the Company with respect to which a Participant has rights no greater than those of a general creditor of the Company. Unless otherwise specified by the Committee, each Stock Unit will carry with it the right to crediting of an amount equal to dividends and distributions paid on a share of Common Stock (“dividend equivalents”), which amounts will be deemed reinvested in additional Stock Units, at the Fair Market Value of Common Stock at the dividend payment date. Such additional Stock Units (or any alternative form of crediting dividend equivalents) will be subject to the same risk of forfeiture (this requirement may not be altered by the Committee), other restrictions, and deferral of settlement as applied to the original Stock Units. Unless the Committee determines to settle Stock Units in cash, Stock Units shall be settled solely by issuance or delivery of shares of Common Stock. The Committee may, in its sole discretion and subject to compliance with Code Section 409A, permit Participants to convert their Restricted Stock into an equivalent number of stock units as of the date on which all applicable restrictions pertaining to the Restricted Stock would either lapse or be deemed satisfied (the “Vesting Date”), or by means of an exchange of the Restricted Stock for Restricted Stock Units before the Vesting Date. Any such request for conversion must (a) be made by the Participant at a time a valid deferral may be elected under Code Section 409A and (b) specify a distribution date that is valid under Code Section 409A and in any case is no earlier than the earlier of (i) the Participant’s termination of employment or (ii) the first anniversary of the Vesting Date.
8.7 Condition Precedent to Effectiveness of Restricted Awards. The effectiveness of any grant of a Restricted Award under this Plan shall be subject to the intended Participant timely opening and maintaining a brokerage account with the then applicable Plan Administrator. Failure to timely open a brokerage account will render any grant of a Restricted Award null and void, ab initio.
ARTICLE IX
INCENTIVE AWARDS
The Committee, in its discretion, is authorized to grant Incentive Awards, which shall be Awards denominated as a cash amount and earnable based on achievement of a Performance Objective. The Committee may specify that an Incentive Award shall be settled in cash or in shares of Common Stock.

ARTICLE X
FORFEITURE, ACCELERATION AND EXPIRATION OF AWARDS
10.1 Termination of Employment or Service. Subject to the express provisions of this Plan and the terms of any applicable Agreement, the Committee, in its discretion, may provide for the forfeiture or continuation of any Award for such period and upon such terms and conditions as are determined by the Committee in the event that a Participant ceases to be an Employee or Director. In the absence of Committee action or except as otherwise provided in an Agreement, the following rules shall apply:
(a) With respect to Stock Options granted to Employees, Stock Options shall be exercisable only so long as the Participant is an employee of the Company or a Subsidiary, except that (1) in the event of Retirement, the Stock Options shall continue to vest according to the original schedule, but no Stock Options may be exercised after the expiration of the earlier of the remaining term of such Stock Options or 36 months following the date of Retirement (in such case, Incentive Stock Options will become Non-Qualified Stock Options three months following Retirement); (2) in the event of permanent and total disability, the Stock Options shall continue to vest according to the original schedule, but no Stock Options may be exercised after the expiration of the earlier of the remaining term of such Stock Option or 36 months following the date of permanent and total disability; (3) in the event of death while an Employee, Stock Options held at the time of death by the Participant shall vest and become immediately exercisable and may be exercised by the estate or beneficiary of such Participant until the expiration of the earlier of the remaining term of such Stock Options or 36 months following the date of death; (4) in the event of the Participant’s voluntary separation of employment (other than a Retirement) or involuntary separation of employment by the Company for cause (as defined by the Committee), the Stock Options shall terminate and be forfeited as of the date of separation of employment; (5) in the event of the Participant’s involuntary separation of employment not for cause (as defined by the Committee) with severance pay (other than severance pay paid in a lump sum), the Stock Option shall continue to vest according to the original schedule, but no Stock Options may be exercised after the earlier of the remaining term of the Option or the end of the period of the Participant’s receipt of severance pay, if any, from the Company; and (6) in the event of an involuntary separation of employment without severance pay or if severance pay is paid in a lump sum, the Stock Option shall not be exercisable after the date of separation of employment; any portion of a Stock Option that is not vested at the time of permanent and total disability or any separation of employment and that would not vest and become exercisable during the period the Stock Option will remain outstanding under this Section 10.1(a) shall terminate and be forfeited as of the time of permanent and total disability or separation of employment, unless otherwise determined by the Committee within 45 days after such event; and
(b) With respect to Restricted Awards granted to Employees or Service Providers:
(i) n the event of a Participant’s voluntary separation or involuntary separation for cause (as defined by the Committee) before the expiration of the employment or service period specified by the Committee with respect to Service Awards, or before the fulfillment of the performance objective and any other restriction imposed by the Committee with respect to Performance Awards, any shares of Restricted Stock shall be returned to the Company and any Restricted Award shall be deemed to have been forfeited by the Participant as of the date of such separation.
(ii) In the event of an Employee's or Service Provider's termination not for cause (a "Qualified Termination"; "cause" shall be as defined by the Committee), if such termination is not within the thirteen- (13) month period following a Change in Control, each outstanding unvested Restricted Award held by a Participant immediately prior to the date of termination that is subject to vesting based solely upon the Participant’s continuous service with the Company (collectively, “Time-Based Equity Awards”) that would have vested during the twelve (12) month period following the date of termination had the Participant remained employed or engaged shall remain outstanding and, on the Severance Commencement Date (defined below), if the Participant has timely executed and not revoked the Release Agreement (as defined below), such Time-Based Equity Awards shall automatically vest and shall be immediately settled, provided that if the Participant has not timely executed or has revoked the Release Agreement, all such Time-Based Equity Awards will be forfeited for no consideration, and provided that any portion of the Time-Based Equity Awards that would not have vested during the twelve- (12) month period following the date of termination will be forfeited for no consideration.
(iii) If such a Qualifying Termination occurs within the thirteen (13) month period following a Change in Control, each outstanding unvested Time-Based Equity Award held by a Participant that would have vested at any time following the date of termination had the Participant remained employed or engaged shall remain outstanding and, on the Severance Commencement Date (defined below), if the Participant has timely executed and not revoked the Release Agreement, such Time-Based Equity Awards shall automatically vest in full and shall be immediately settled, provided that, if the Participant has not timely executed or has revoked the Release Agreement, such Time-Based Equity Awards will be forfeited for no consideration.
(iv) The foregoing notwithstanding, if the explicit terms of an award agreement for a Restricted Award or other agreement with terms applicable to a Restricted Award are more favorable to the Participant than as provided in subparagraph (ii) or (iii) of this Section 10.1(b), including any such terms applicable to a "constructive termination" or termination by the Participant for "good reason," those more favorable terms shall govern.
(c) For the purposes of this Section 10.1, the following terms shall have the following meaning:
        (i) “Release Agreement” shall mean the timely execution and non-revocation (or that of your estate or legal representative) by a participant of a general waiver and release of claims agreement in a form to be provided by the Company;
        (ii) “Revocation Period” shall mean the period provided for in the Release Agreement during which the Participant can revoke the Release Agreement and render it null and void; and
        (iii) “Severance Commencement Date” shall mean the first payroll date following the execution and delivery of the Release Agreement and expiration of any Revocation Period.
10.2 Leave of Absence. With respect to an Award, the Committee may, in its sole discretion, determine that any Participant who is on leave of absence for any reason shall be considered to still be in the employ of the Company, provided that the Committee may, in its sole discretion, also determine that rights to such Award during a leave of absence shall be limited to the extent to which such rights were earned or vested when such leave of absence began or that vesting will be tolled during such leave of absence.
10.3 Additional Forfeiture Provisions. The Committee may condition a Participant’s right to receive a grant of an Award, to exercise the Award, to receive a settlement or distribution with respect to the Award, to retain cash, Stock, other Awards, or other property acquired in connection with an Award, or to retain the profit or gain realized by a Participant in connection with an Award, upon compliance by the Participant with specified conditions that protect the business interests of the Company and its subsidiaries and affiliates from harmful actions of the Participant or otherwise conform to high standards of corporate governance, including but not limited to (i) conditions providing for such forfeitures in the event that Company financial statements are restated due to misconduct if the Participant bears substantial responsibility for such misconduct or if the restated financial information would have adversely affected the level of achievement of performance measures upon which the earning or value of the Participant’s Award was based; and (ii) conditions relating to non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its subsidiaries and affiliates and the officers, directors and affiliates of the Company and its subsidiaries and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment or service to the Company. Accordingly, an Award may include terms providing for a recoupment, “clawback” or forfeiture from the Participant of the profit or gain realized by a Participant in connection with an Award, including cash or other proceeds received upon sale of Stock acquired in connection with an Award. References in the Plan or an Agreement to lapse of restrictions or risk of forfeiture do not apply to the additional forfeiture provisions authorized under this Section 10.3, unless the lapse of the forfeiture provisions under this Section 10.3 is specifically stated.
ARTICLE XI
ADJUSTMENT PROVISIONS
11.1 Share Adjustments. If the number of outstanding shares of Common Stock is increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional, new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, spinoff or other distribution with respect to such shares of Common Stock or other securities, an appropriate adjustment in order to preserve the benefits or potential benefits intended to be made available to the Participants may be made, in the discretion of the Committee, in all or any of the following (i) the maximum number and kind of shares provided in Section 3.1; (ii) the number and kind of shares or other securities subject to then outstanding Awards; (iii) the price for each share or other unit of any other securities subject to then outstanding Awards; and (iv) the terms of performance goals based on per share metrics or otherwise affected by such events. The Committee may also make any other adjustments, or take such action as the Committee, in its discretion, deems appropriate in order to preserve the benefits or potential benefits intended to be made available to the Participants. In furtherance of the foregoing, in the event of an equity restructuring, as defined in FASB ASC Topic 718 that affects the Common Stock, a Participant shall have a legal right to an adjustment to the Participant’s Award that will preserve without enlarging the value of the Award, with the manner of such adjustment to be determined by the Committee in its discretion, and subject to any limitation on this right set forth in the applicable Award Agreement. Any fractional share resulting from such adjustment may be eliminated. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including performance criteria) in recognition of unusual or nonrecurring events (including events described in this Section 11.1) affecting the Company, any Subsidiary or any business unit, or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant, subject to the limitation in Section 12.15. If, in a transaction triggering an adjustment hereunder, public shareholders of the Company receive cash for their equity interest in the Company, an adjustment providing for cancellation of an Award in exchange for a cash payment based solely on the then intrinsic value of the Award shall be deemed to meet the requirements of this Section 11.1. Adjustments determined by the Committee shall be final, binding and conclusive.
11.2 Corporate Changes. Subject to Article XIII, upon (i) the dissolution or liquidation of the Company; (ii) a reorganization, merger or consolidation (other than a merger or consolidation effecting a reincorporation of the Company in another state or any other merger or consolidation in which the shareholders of the surviving Company and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the shareholders of the Company and their proportionate interests therein immediately prior to the merger or consolidation) of the Company with one or more corporations, following which the Company is not the surviving Company (or survives only as a subsidiary of another Company in a transaction in which the shareholders of the parent of the Company and their proportionate interests therein immediately after the transaction are not substantially identical to the shareholders of the Company and their proportionate interests therein immediately prior to the transaction); (iii) the sale of all or substantially all of the assets of the Company; or (iv) the occurrence of a Change in Control, subject to the terms of any applicable Agreement, the Committee serving prior to the date of the applicable event may, to the extent permitted in Section 3.1 of this Plan (and subject to any applicable restriction on repricing under Section 13.2), in its discretion and without obtaining shareholder approval, take any one or more of the following actions with respect to any Participant:
(a) accelerate the vesting and exercise dates of any or all outstanding Awards;

(b) eliminate any and all restrictions with respect to outstanding Restricted Awards;

(c) determine the level of achieved performance, projected full-performance period performance, or other specified level of performance to be deemed to be the level of achievement of the performance objective for any Performance Award;
(d) pay cash to any or all holders of Stock Options in exchange for the cancellation of their outstanding Stock Options and cash out all outstanding Stock Units or Restricted Awards, provided that payment of consideration equivalent to the consideration received by shareholders, net of any exercise price payable with respect to the Award, shall be sufficient payment for the cash-out of an Award (for clarity, if a Stock Option had an exercise price in excess of such consideration, the Stock Option could be cancelled with no payment to the Participant);
(e) modify the vesting terms of continuing, assumed or replaced awards to provide for vesting upon a Participant’s subsequent termination not for cause or voluntary termination for good reason;
(f) grant new Awards to any Participants; or
(g) make any other adjustments or amendments to outstanding Awards or determine that there shall be substitution of replacement or new awards by such successor employer Company or a parent or subsidiary company thereof, with appropriate adjustments as to the number and kind of shares or units subject to such awards and prices.
11.3 Binding Determination. Adjustments under Sections 11.1 and 11.2 shall be made by the Committee, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding and conclusive.
ARTICLE XII
GENERAL PROVISIONS
12.1 No Right to Employment. Nothing in this Plan or in any Agreement or instrument executed pursuant to this Plan shall confer upon any Participant (i) any right to continue in the employ of the Company or a Subsidiary or affect the Company’s or a Subsidiary’s right to terminate the employment of any Participant at any time with or without cause, or (ii) any right to continue to serve as a Director of the Company or affect any party’s right to remove such Participant as a Director.
12.2 Securities Requirements. The Company shall not be obligated to issue or transfer shares of Common Stock pursuant to an Award unless all applicable requirements imposed by federal and state laws, regulatory agencies, and securities exchanges upon which the Common Stock may be listed have been fully complied with. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements.
12.3 No Right to Stock. No Participant and no beneficiary or other person claiming under or through such Participant shall have any right, title or interest in any shares of Common Stock allocated or reserved under this Plan or subject to any Award except as to such shares of Common Stock, if any, that have been issued or transferred to such Participant or other person entitled to receive such Common Stock under the terms of the Award.
12.4 Withholding. The Company or a Subsidiary, as appropriate, shall have the right to deduct from all Awards paid in cash any federal, state, or local taxes as required by law to be withheld with respect to such cash payments. In the case of Awards paid or payable in Common Stock, the Participant or other person receiving such Common Stock may be required to pay to the Company or a Subsidiary, as appropriate, the amount of any such taxes which the Company or Subsidiary is required to withhold with respect to such Common Stock. Also, at the discretion of the Committee and provided such withholding can be effected without causing the Participant to incur liability under Section 16(b) of the Exchange Act, the Committee may require or permit the Participant to elect (i) to have the Company or Subsidiary withhold from the shares of Common Stock to be issued or transferred to the Participant the number of shares necessary to satisfy the Company’s or Subsidiary’s obligation to withhold taxes, such determination to be based on the shares’ fair market value as of the date the Participant becomes subject to income taxation with respect to the Award, (ii) deliver sufficient shares of Common Stock (based upon the fair market value at the date of withholding) to satisfy the withholding obligations, or (iii) deliver sufficient cash to satisfy the withholding obligations. Participants who elect to use such a stock withholding feature must make the election at the time and in the manner prescribed by the Committee.

12.5 No Disposition. No Award under this Plan may be the subject of any Disposition (excluding shares of Common Stock with respect to which all restrictions have lapsed), other than by will or the laws of descent or distribution or, if permitted by the Company, pursuant to a valid beneficiary designation. Any attempted Disposition in violation of this provision shall be void and ineffective for all purposes. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit a Participant to transfer an Award other than an Incentive Stock Option, for estate-planning purposes, to (a) a member or members of the Participant’s immediate family, (b) a trust, the beneficiaries of which consist exclusively of members of the Participant’s immediate family, (c) a partnership, the partners of which consist exclusively of members of the Participant’s immediate family, or (d) any similar entity created for exclusive benefit of members of the Participant’s immediate family; provided, however, that (i) such Disposition must be not for value, and (ii) no such transfer is authorized for an Award if and to the extent that such authorization would trigger tax penalties or taxation of the Award earlier than the delivery of cash or non-forfeitable shares to the Participant (or, if later, the lapse of the substantial risk of forfeiture of delivered shares).
12.6 Severability; Construction. If any provision of this Plan is held to be illegal or invalid for any reason, then the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein. Headings and subheadings are for convenience only and not to be conclusive with respect to construction of this Plan.
12.7 Governing Law. All questions arising with respect to the provisions of this Plan shall be determined by application of the laws of the State of Delaware, except as may be required by applicable federal law.
12.8 Other Deferrals. Subject to Section 12.10, the Committee may permit selected Participants to elect to defer payment of Awards in accordance with procedures established by the Committee including, without limitation, procedures intended to defer taxation on such deferrals until receipt (including procedures designed to avoid incurrence of liability under Section 16(b) of the Exchange Act). Any deferred payment, whether elected by the Participant or specified by an Agreement or by the Committee, may require forfeiture in accordance with stated events, as determined by the Committee.
12.9 Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a

Participant who is resident or primarily employed in the United States. The Committee is authorized to adopt subplans to achieve the purposes of this Section 12.9. An Award may have terms under this Section 12.9 that are inconsistent with the express terms of the Plan, including authorizing cash payments in lieu of issuance or delivery of shares, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is granted with or modified to provide such terms.
12.10 Compliance with Code Section 409A. Other provisions of the Plan notwithstanding, the terms of any Award that is deemed to be a deferral for purposes of Code Section 409A and that is held by an employee subject to United States federal income taxation (a “409A Award”), including any authority of the Company and rights of the Participant with respect to the 409A Award, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A. Terms of Awards shall be interpreted in a manner that, according to the character of the Award, results in an exemption from Code Section 409A or compliance with Code Section 409A. 409A Awards and Non-409A Awards will be subject to the Company’s “Compliance Rules Under Code Section 409A,” attached to this Plan as Appendix A.
12.11 No Loans to Participants; No Reload Awards. No credit shall be extended to Participants in the form of personal loans in connection with Awards, whether for purposes of paying the exercise price or withholding taxes or otherwise. Any amount due and payable to the Company by a Participant shall be immediately due and shall be paid as promptly as practicable. No term of an Award shall provide for automatic “reload” grants of additional Awards upon exercise of an Stock Option or otherwise as a term of an Award.
12.12 Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, and such other arrangements may be either applicable generally or only in specific cases.
12.13 Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation (excluding awards of Restricted Stock). With respect to any payments not yet made to a Participant or obligations to deliver shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, share, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.
12.14 Approval of Section 83(b) Election; Participant to Give Notice of Disqualifying Disposition. No election by a Participant under Section 83(b) of the Code (to include in gross income in the year of grant the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the effectiveness of such election. If any Participant shall make any disposition of shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), the Participant shall notify the Company of such disposition within ten days thereof.

12.15 Certain Limitations Relating to Accounting Treatment of Awards. Other provisions of the Plan notwithstanding, the Committee's authority under the Plan is limited to the extent necessary to ensure that any Award of a type that the Committee has intended to be "share-based equity" (and not a "share-based liability") subject to fixed accounting with a measurement date at the time the award is initiated under FASB ASC Topic 718 shall not be deemed a share-based liability (subject to "variable" accounting) or subject to a measurement date later than the time the Award is initiated solely due to the existence of such authority, unless the Committee specifies otherwise in the Award Agreement or makes a decision during the life of the Award with explicit acknowledgment that the default accounting treatment under this Section 12.15 will be changed.
ARTICLE XIII
AMENDMENT AND TERMINATION
13.1 Amendments; Suspension; Termination. The Board may at any time amend, suspend (and if suspended, may reinstate) or terminate this Plan; provided, however, that the Board may not, without approval of the shareholders of the Company, amend this Plan so as to (a) increase the number of shares of Common Stock subject to this Plan except as permitted in Article XI or (b) reduce the exercise price for shares of Common Stock covered by Stock Options granted hereunder below the applicable price specified in Article VII of this Plan or (c) make a material revision to the Plan within the meaning of Section 303A.08 of the Listed Company Manual of the New York Stock Exchange as then in effect. The Committee is authorized to amend the Plan to the extent such action is within the scope of the Committee’s authority under its Charter, and subject to all other requirements that would apply if the Plan were being amended by action of the Board. The Committee is authorized to amend outstanding Awards, except as limited by the Plan. The foregoing notwithstanding, no amendment to the Plan or an Award Agreement or other action that materially and adversely affects the rights of a Participant under an outstanding Award may be made or taken without the consent of such Participant. The authority of the Committee to waive or modify an Award term after the Award has been granted does not permit waiver or modification of a term that would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification. Unless earlier terminated by action of the Board of Directors, the authority of the Committee to make grants under the Plan will terminate on the date that is ten years after the latest date upon which shareholders of the Company have approved the Plan (including approval of the Plan as amended and restated).
13.2 Restriction on Repricing. Without the approval of shareholders, the Committee will not amend or replace previously granted Stock Options (including Stock Appreciation Rights) in a transaction that constitutes a “repricing,” which for this purpose means any of the following or any other action that has the same effect:

•	Lowering the exercise price of a Stock Option after it is granted;

•	Any other action that is treated as a repricing under generally accepted accounting principles;

•
Canceling a Stock Option at a time when its exercise price exceeds the fair market value of the underlying Stock, in exchange for another Stock Option, a Restricted Award, other equity or other cash or property (such an action will be considered a repricing regardless of whether a replacement Award is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under generally accepted accounting principles, and regardless of whether it is voluntary on the part of the Participant);

provided, however, that the foregoing transactions shall not be deemed a repricing if pursuant to an adjustment authorized under Section 11.1.
ARTICLE XIV
DATE OF PLAN ADOPTION; EFFECTIVENESS; PLAN TERMINATION
14.1 Date of Plan Adoption. This Plan was adopted by the Board on August 14, 2019, subject to the approval of the Company’s shareholders within one year thereafter. The Plan shall continue in effect with respect to Awards granted before termination of the Committee’s authority to grant new Awards under Section 13.1 (including authority to modify Awards to the fullest extent permitted under the Plan) until all outstanding Awards have been settled, terminated or forfeited and the Company and Participants have no further obligations or rights with respect to such Awards. Any Awards granted prior to the date that this Plan was amended and restated shall be governed by the terms of the Plan at the time of such grant, except for Awards affected by amendments implemented in the amendment and restatement of the Plan on June 8, 2023.

Appendix A

Compliance Rules Under Code Section 409A

1.    General Rules for Section 409A Compliance.

The following rules will apply to the Amended and Restated 2018 Stock Award and Incentive Plan (the “Plan”). Capitalized terms used herein have the definitions as set forth in the Plan. If so designated by the Committee, these Compliance Rules may be applied to any other specified

(a)    409A Awards and Deferrals. Other provisions of the Plan notwithstanding, the terms of any 409A Award, including any authority of the Company and rights of the Participant with respect to the 409A Award, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A but only to the extent that such modification or limitation is permitted under Code Section 409A and the regulations and guidance issued thereunder. The following rules will apply to Awards:

(i)     Elections. If a Participant is permitted to elect to defer compensation and in lieu thereof receive an Award, or is permitted to elect to defer any payment under an Award, such election will be permitted only at times and otherwise in compliance with Section 409A.

(ii)    Changes in Distribution Terms. The Committee may, in its discretion, require or permit on an elective basis a change in the distribution terms applicable to 409A Awards (and Non-409A Awards that qualify for the short-term deferral exemption under Section 409A) in accordance with, and to the fullest extent permitted by, applicable guidance of the Internal Revenue Service under Code Section 409A.

(iii)    Exercise and Distribution. Except as provided in Section 1(a)(iv) hereof, no 409A Award shall be exercisable (if the exercise would result in a distribution) or otherwise distributable to a Participant (or his or her beneficiary) except upon the occurrence of one or more of the following (or a date related to the occurrence of one of the following), which must be specified in a written document governing such 409A Award and otherwise meet the requirements of Treasury Regulation § 1.409A-3.

(A)    Specified Time. A specified time or a fixed schedule;

(B)    Separation from Service. The Participant’s separation from service (within the meaning of Treasury Regulation § 1.409A-1(h) and other applicable rules under Code Section 409A); provided, however, that if the Participant is a “specified employee” under Treasury Regulation § 1.409A-1(i), settlement under this Section 1(a)(iii)(B) that otherwise would occur within six months after a separation from service shall instead occur at the expiration of the six-month period following separation from service under Section 409A(a)(2)(B)(i). During such six-month delay period, no acceleration of settlement may occur, except (1) acceleration may occur in the event of death of the Participant, (2), if the distribution date was specified as the earlier of separation from service or a fixed date and the fixed date falls within the delay period, the distribution shall be triggered by the fixed date, and (3) acceleration may be permitted otherwise if and to the extent permitted under Section 409A. In the case of installments, this delay shall not affect the timing of any installment otherwise payable after the six-month delay period. With respect to any 409A Award, a reference in any agreement or other governing document to a "termination of employment" that triggers a distribution shall be deemed to mean a "separation from service" within the meaning of Treasury Regulation § 1.409A-1(h);

(C)    Death. The death of the Participant. Unless a specific time otherwise is stated for payment of a 409A Award upon death, such payment shall occur at a time compliant with Code Section 409A;

(D)    Disability. The date the Participant has experienced a 409A Disability (as defined below); and

(E)    409A Change in Control. The occurrence of a 409A Change in Control (as defined below).

(iv)    No Acceleration. The exercise or distribution of a 409A Award may not be accelerated prior to the time specified in accordance with Section 1(a)(iii) hereof, except in the case of one of the following events:

(A)    Unforeseeable Emergency. The occurrence of an Unforeseeable Emergency, as defined below, but only if the net amount payable upon such settlement does not exceed the amounts necessary to relieve such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the settlement, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant’s other assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. Upon a finding that an Unforeseeable Emergency has occurred with respect to a Participant, any election of the Participant to defer compensation that will be earned in whole or part by services in the year in which the emergency occurred or is found to continue will be immediately cancelled;

(B)    Domestic Relations Order. The 409A Award may permit the acceleration of the exercise or distribution time or schedule to an individual other than the Participant as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code);

(C)    Conflicts of Interest. Such 409A Award may permit the acceleration of the settlement time or schedule as may be necessary to comply with an ethics agreement with the Federal government or to comply with a Federal, state, local or foreign ethics law or conflict of interest law in compliance with Treasury Regulation § 1.409A-3(j)(4)(iii); and

(D)    Change. The Committee may exercise the discretionary right to terminate the Plan upon or within 12 months after a 409A Change in Control or otherwise to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(ix), or accelerate settlement of such 409A Award in any other circumstance permitted under Treasury Regulation § 1.409A-3.

(v)    Definitions. For purposes of this Section 1, the following terms shall be defined as set forth below:

(A)    “409A Change in Control” shall be deemed to have occurred if, in connection with any event defined as a change in control relating to a 409A Award under any applicable Company document, there occurs a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation § 1.409A-3(i)(5).

(B)    “409A Disability” means an event which results in the Participant being (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii), by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its subsidiaries.

(C)    “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, and otherwise meeting the definition set forth in Treasury Regulation § 1.409A-3(i)(3).

(vi)    Time of Distribution. In the case of any distribution of a 409A Award, if the timing of such distribution is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made within 60 days after the date at which the settlement of the Award is specified to occur. In the case of any distribution of a 409A Award during a specified period following a settlement date, the maximum period shall be 90 days, and the Participant shall have no influence (other than deferral elections permitted under Section 409A) on any determination as to the tax year in which the distribution will be made during any period in which a distribution may be made.

(vii)    Determination of “Specified Employee.” For purposes of a distribution under Section 1(a)(iii)(B), status of a Participant as a “specified employee” shall be determined annually under the Company’s administrative procedure for such determination for purposes of all plans subject to Code Section 409A.

(viii)    Non-Transferability. The provisions of the Plan notwithstanding, no 409A Award or right relating thereto shall be subject to anticipation, alienation, sale, transfer,

assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant's beneficiary.

(ix)    Limitation on Setoffs. If the Company has a right of setoff that could apply to a 409A Award, such right may only be exercised at the time the 409A Award would have been distributed to the Participant or his or her beneficiary, and may be exercised only as a setoff against an obligation that arose not more than 30 days before and within the same year as the distribution date if application of such setoff right against an earlier obligation would not be permitted under Code Section 409A.

(x)    409A Rules Do Not Constitute Waiver of Other Restrictions. The rules applicable to 409A Awards under this Section 1(a) constitute further restrictions on terms of Awards set forth elsewhere in this Plan.

(b)    Separate Payments. Unless otherwise specified in the applicable Award agreement, each vesting tranche of an Award shall be deemed to be a separate payment for purposes of Code Section 409A, and any portion of a vesting tranche that would vest on a pro rata basis in the event of a separation from service for the period from the date of separation in a given fiscal year to December 31 of that year and the portion that would vest pro rata for the period from the beginning of a calendar year to the end of the Company's fiscal year, and any remaining portion of such vesting tranche that would not so vest, each shall be deemed to be a separate payment for purposes of Code Section 409A.

(c)    Distributions Upon Vesting. In the case of any Non-409A Award providing for a distribution upon the lapse of a substantial risk of forfeiture, if the timing of such distribution is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made not later than the 15th day of the third month after the end of the fiscal year in which the substantial risk of forfeiture lapsed, and if a determination is to be made promptly following the end of a performance year (as in the case of performance shares) then the determination of the level of achievement of performance and the distribution shall be made between the start of the subsequent fiscal year and the 15th day of the third month of such subsequent fiscal year. In all cases, the Participant shall have no influence (aside from any deferral election permitted under Section 409A) on any determination as to the tax year in which the distribution will be made.

(d)    Limitation on Adjustments. Any adjustment under the Plan shall be implemented in a way that complies with applicable requirements under Section 409A so that Non-409A Awards do not, due to the adjustment, become 409A Awards, and otherwise so that no adverse consequences under Section 409A result to Participants.

(e)    Release or Other Termination Agreement. If the Company requires a Participant to execute a release, non-competition, or other agreement as a condition to receipt of a payment upon or following a termination of employment, the Company will supply to the Participant a form of such release or other document not later than the date of the Participant's termination of employment (if not date for such action otherwise is specified in documents relating thereto), which must be returned within the minimum time period required by law (or 21 days if no minimum period is so prescribed) and must not be revoked by the Participant within the applicable time period for revocation (if any) in order for the Participant to satisfy any such condition. If any amount constituting a deferral of compensation under Section 409A payable during a fixed period following termination of employment is subject to such a requirement and the fixed period would begin in one Participant tax year and end in the next tax year, the Company, in determining the time of payment of any such amount, will not be influenced by the timing of any action of the Participant including execution of such a release or other document and expiration of any revocation period. In such cases, the Company will pay any such amount in the subsequent tax year within the fixed period.

(f)    Special Disability Provision. Unless otherwise provided in an applicable Award agreement or other governing document, in case of a disability of a Participant, (i) for any Award or portion thereof that constitutes a short-term deferral for purposes of Section 409A, the Company shall determine whether the Participant's circumstances are such that the Participant will not return to service, in which case such disability will be treated as a termination of employment for purposes of determining the time of payment of such Award or portion thereof then subject only to service-based vesting, and (ii) for any Award or portion thereof that constitutes a 409A Award, the Company shall determine whether there has occurred a "separation from service" as defined under Treasury Regulation § 1.409A-1(h) based on Participant's circumstances, in which case such disability will be treated as a separation from service for purposes of determining the time of payment of such Award or portion thereof then subject only to service-based vesting. In each case, the Participant shall be accorded the benefit of vesting that would result in the case of disability in the absence of this provision, so that the operation of this provision, intended to comply with Section 409A, will not disadvantage the Participant. The Company's determinations hereunder will be made within 30 days after the disability arises or there occurs a material change in the Participant's condition that constitutes the disability. In the case of any short-term deferral, if (i) circumstances arise constituting a disability but not constituting a termination of employment, (ii) the Award would provide for vesting upon a termination due to disability, and (iii) the Award would not qualify as a short-term deferral if the Participant were then permitted to elect the time at which to terminate employment due to the disability, then only the Company will be entitled to act to terminate Participant's employment due to disability.

(g)    Limit on Authority to Amend. The authority to adopt amendments under Section 10(e) does not include authority to take action by amendment that would have the effect of causing Awards to fail to meet applicable requirements of Section 409A.

    (h)    Scope and Application of this Provision. For purposes of the Plan and this Appendix, references to a term or event (including any authority or right of the Company or a Participant) being “permitted” under Section 409A mean that the term or event will not cause the Participant to be deemed to be in constructive receipt of compensation relating to the Award prior to the distribution of cash, shares or other property (and the lapse of any applicable substantial risk of forfeiture) or to be liable for payment of interest or a tax penalty under Section 409A.

2.    Deferral Election Rules.

If a participant in the Plan or any other plan, program or other compensatory arrangement (a “plan”) of the Company” is permitted to elect to defer awards or other compensation, any such election relating to compensation deferred under the applicable plan must be received by the Company prior to the date specified by or at the direction of the administrator of such plan (the “Administrator,” which in most instances will be the head of Human Resources for the Company). If the deferral constitutes a deferral of compensation for purposes of Code Section

409A, any such election to defer shall be subject to the rules set forth below, subject to any additional restrictions as may be specified by the Administrator. Under no circumstances may a Participant elect to defer compensation to which he or she has attained, at the time of deferral, a legally enforceable right to current receipt of such compensation.

(a)    Initial Deferral Elections. Any initial election to defer compensation (including the election as to the type and amount of compensation to be deferred and the time and manner of settlement of the deferral) must be made (and shall be irrevocable) no later than December 31 of the year before the participant’s services are performed that will result in the earning of the compensation, except for initial deferral elections otherwise permitted under Treasury Regulation § 1.409A-2(a).

(b)    Further Deferral Elections. In the case of any election to further defer an amount that is deemed to be a deferral of compensation subject to Code Section 409A (to the extent permitted under Company plans, programs and arrangements), such further deferral election shall comply with Treasury Regulation § 1.409A-2(b).